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                                                                November 4, 2003



PRIMUS TELECOMMUNICATIONS
GROUP, INCORPORATED
1700 Old Meadow Road, Suite 300
McLean, Virginia 22102

Dear Sirs:

      Primus Telecommunications Group, Incorporated (the "Corporation") has been contacted by the undersigned entities other than the Corporation (the "AIG Affiliated Entities") concerning a proposed election by all holders (collectively, the "Holders") of the Corporation's Series C Preferred Stock ("Series C") to convert all outstanding Series C shares in full into common stock (the "Conversion") in accordance with the Certificate of Designation (defined below), provided the Corporation agrees to continue (as set forth herein) certain independent corporate governance provisions currently contained in the Corporation's Series C Preferred Stock certificate of designation, as filed pursuant to Section 151 of the Delaware General Corporation Law ("DGCL") and in effect as of the date hereof (the "Certificate of Designation").

      The Board of Directors of the Corporation has considered such request and determined that the Conversion would be beneficial insofar as, among other things, the Corporation's balance sheet would be improved by the issuance of common equity and the elimination of the preferences and obligations associated with the Series C Preferred, and such issuance would have the effect of increasing the Corporation's stock market capitalization by nearly $200 million as of the date hereof. Furthermore, the Board of Directors has considered such request and determined that the Conversion would be in the best interest of the Corporation and its stockholders and that the Board desires to facilitate the Conversion (i.e., a full conversion of the Series C Preferred) and to agree to certain enhanced corporate governance procedures set forth in this agreement, as requested by such Holders as of the date hereof. Moreover, the Holders have agreed to the provisions of an agreement of even date hereof in the form attached as Annex A (the "Lock-Up Agreement"), which was requested as a condition to the Corporation's entering into this letter agreement.

      Now therefore, in consideration for the AIG Affiliated Entities entering into the Lock-Up Agreement, in consideration of the premises and for other good and valuable consideration as evidenced by the execution of this letter agreement and the Lock-up Agreement, the Corporation and the Holders hereby agree as follows:

      (A) The Corporation hereby agrees that so long as the Holders' ownership of Common Stock of the Corporation represents at least ten percent (10%) of the total outstanding voting securities or voting power of the Corporation (determined on a Fully Diluted Basis), in accordance with the methodologies contained in the first sentence of Section 6(b) of the Certificate of Designation (regardless of whether or not in effect after the date hereof) ("Fully Diluted"), approval by a vote constituting a majority of the Non-Management Directors (defined



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below) voting together as a group, shall be obtained prior to any proposed or putative Board approval of any of the following matters:

            (i) any merger or consolidation of the Corporation or any Material Subsidiary with one or more other corporations or other entities in any transactions in which the stockholders of the Corporation or such Material Subsidiary, as applicable, immediately prior to such merger or consolidation hold stock or other equity ownership interests representing less than a majority of the voting power of the outstanding stock or other equity ownership interests of the surviving entity, or

            (ii) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation as described in clause (i) above), in one or a series of related transactions, of all or substantially all of the assets of the Corporation or of any Material Subsidiaries; or

            (iii) any incurrence of, or assumption or creation of any obligation individually or in the aggregate to incur, any new indebtedness by the Corporation after the Initial Issue Date in excess of $50,000,000 over and above a Net Debt level of $485,000,000 (i.e., such amount that would cause the Corporation to exceed Net Debt of $535,000,000); or

            (iv) any increase (whether by additional issuance or grant, amendment to applicable terms or otherwise), to a level exceeding 9,000,000 shares of Common Stock (as adjusted for stock splits and similar events), in the aggregate maximum number of shares of Common Stock issuable upon exercise of options (each, an "Employee Option") granted prior to, on or after the Initial Issue Date by the Corporation to its employees, agents, consultants and similar persons; provided, however, that upon the forfeiture of any Employee Options, the number of shares of Common Stock that would have been issuable upon exercise of such forfeited Employee Options shall be forever ignored for purposes of determining whether the foregoing aggregate maximum number of shares of Common Stock issuable upon exercise of Employee Options has been reached, and such forfeited Employee Options may thereafter be reissued subject to the remaining provisions of the Certificate of Designation and Section 8.12 of the Purchase Agreement; or

            (v) except for any Excluded Issuances, any action taken by the Corporation to effect the issuance of shares of Common Stock or any Convertible Securities or Other Stock Rights for a consideration per share of Common Stock (or, in the case of any Convertible Securities or Other Stock Rights, for a Common Stock-equivalent consideration per share computed as the quotient of (x) the total consideration payable to the Corporation upon issuance or grant of such Convertible Securities or Other Stock Rights, together with the minimum additional consideration to be received by the Corporation upon conversion, exercise or exchange thereof, as applicable, for or into shares of Common Stock in accordance with their respective terms, divided by (y) the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange, as applicable, of such Convertible Securities or Other Stock Rights as aforesaid) that is less than the average daily closing price for the Common Stock during the period of twenty (20) consecutive trading days (as adjusted for stock splits, stock dividends and similar events, if any, occurring during such twenty
(20) day period) immediately


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preceding the date on which such action is to be taken by the Corporation with respect to any such issuance; or

            (vi) any action initiated by the Corporation to effect a Liquidation, declaration of bankruptcy, reorganization of the Corporation or similar event; or

            (vii) the consent by the Corporation to the appointment of, or the taking of possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official with respect to the Corporation or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Corporation or any of its Material Subsidiaries; or

            (viii) any action taken by the Corporation to effect any general assignment for the benefit of creditors; and

      (B) The Corporation hereby agrees, subject to the exercise of the fiduciary duties of the Corporation's Board of Directors, to use its best efforts

            (i) so long as the Holders' ownership of Common Stock of the Corporation represents at least five percent (5%) on a Fully Diluted basis to have a designee of the Holders nominated for election by the Corporation's stockholders as a director of the Corporation; and

            (ii) so long as the Holders' ownership of Common Stock of the Corporation represents at least ten percent (10)% on a Fully Diluted basis an additional designee of the Holders may serve as a board observer, with such rights as are similar to those set forth in the Certificate of Designation ("Board Observer");

provided such director nominee and Board Observer are reasonably acceptable to a majority of the other directors of the Company; provided, further, however the Corporation can not guarantee that the Holders' designee will be elected as a director or board observer designee will be designated as Board Observer.

      For purposes of this letter agreement: "Non-Management Director" shall mean, as of any date, each director then serving on the Board of Directors who is not, and has not been during the 12 month period immediately preceding such date, employed or engaged by the Corporation as a compensated (excluding any compensation solely for serving as a director of the Corporation) employee, consultant, advisor or independent contractor. In addition, the following terms that are capitalized and used in this letter agreement shall have the meanings set forth in the Certificate of Designation: Material Subsidiary; Net Debt; Initial Issue Date; Excluded Issuances; Purchase Agreement; Convertible Securities; Other Stock Rights; and Liquidation.

      The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned. This letter agreement shall be governed by the DGCL and any dispute arising out of this letter agreement shall be subject to the exclusive jurisdiction of the courts of Delaware. This letter


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agreement may be signed in one or more fax counterparts and may be amended from time to time through a written document executed by the Corporation, on the one hand, and the Holders owning at least a majority of the equity voting securities of the Corporation owned by the Holders as a group, on the other hand. This letter agreement may be signed in one or more counterparts and delivered by facsimile, Federal Express, hand-delivery or commercially recognized delivery services.



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                              AIG GLOBAL SPORTS & ENTERTAINMENT FUND, L.P.

                              By: AIG GSEF, L.P., its General Partner

                              By: AIG GSEF Investment, Ltd.,
                                  its General Partner

                              By: /s/ William Jarosz
                                  ---------------------------
                                  Name:  William Jarosz
                                  Title: Authorized Signatory



                              AIG GLOBAL EMERGING MARKETS FUND, L.L.C.

                              By: AIG Capital Management Corp.,
                                  its Managing Member

                              By: /s/ William Jarosz
                                  --------------------------
                                  Name:  William Jarosz
                                  Title: Authorized Signatory




                              GEM PARALLEL FUND, L.P.

                              By: AIG Capital Management Corp.,
                                  its General Partner

                              By: /s/ William Jarosz
                                  -----------------------------
                                  Name:  William Jarosz
                                  Title: Authorized Signatory







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AGREED AND ACCEPTED:

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By: /s/ Neil Hazard
    ____________________________
Name:   Neil Hazard
Title:  Chief Operating Officer




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